UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
June 21, 2005

FRANKLIN COVEY CO.

(Exact name of registrant as specified in its charter)

Commission File No. 1-11107

Utah	87-0401551
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

2200 West Parkway Boulevard
Salt Lake City, Utah 84119-2099
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (801) 817-1776

Former name or former address, if changed since last report: Not Applicable
______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR  240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

Contemporaneously with the sale of its corporate headquarters facility (refer to Item 2.01 below) located in Salt Lake City, Utah, Franklin Covey (the Company) entered into a 20-year master lease agreement with Franklin SaltLake LLC, an entity owned by Levy Affiliated Holdings, LLC (the purchaser), both of which are unrelated to the Company. The master lease requires initial rental payments totaling $253,719 per month for the first five years of the agreement. Commencing with the sixth lease year and continuing every year thereafter during the 20-year lease term, the base monthly rent will be increased by two percent over the base monthly rent in effect at the time of the increase. The master lease agreement also contains six five-year options to renew the master lease agreement, thus allowing the Company to maintain its operations at the current location for up to 50 years.

Item 2.01  Completion of Disposition of Assets

On June 21, 2005 the Company completed the sale and associated leaseback of its corporate headquarters facility, located in Salt Lake City, Utah to Levy Affiliated Holdings, LLC, an unrelated private investment group. The sale price was $33.8 million in cash and after deducting customary closing costs, including commissions and retirement of the remaining mortgage on one of the buildings, the Company received net proceeds totaling $32.4 million. The Company intends to use $30.0 million of the proceeds from the sale of the corporate headquarters facility to redeem shares of preferred stock.

Item 9.01  Financial Statements and Exhibits

(c)	Exhibits

99.1	Master Lease Agreement between Franklin SaltLake LLC (Landlord) and Franklin Development Corporation (Tenant).

99.2	Purchase and Sale Agreement and Escrow Instructions between Levy Affiliated Holdings, LLC (Buyer) and Franklin Development Corporation (Seller) and Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FRANKLIN COVEY CO.

Date:	June 27, 2005	By:	/s/ STEPHEN D. YOUNG
Stephen D. Young
Chief Financial Officer